Exhibit 10.9

Grant No.: _____

CUBESMART
2007 EQUITY INCENTIVE PLAN

RESTRICTED SHARE GRANT AGREEMENT

CubeSmart, a Maryland real estate investment trust (the “Company”), grants Restricted Shares to the individual named below (“you”), as of the Grant Date set forth below.  Additional terms and conditions of the grant are set forth in this cover sheet, in the attached agreement (the “Agreement”), and in the Company’s 2007 Equity Incentive Plan, as may be amended from time to time (the “Plan”).

Grant Date:

Name of Participant:

Vesting Start Date:
Number of Restricted Shares:

By signing this cover sheet, you agree to all of the terms and conditions described in the Agreement and the Plan.  A copy of the Plan will be provided on request.  You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event that any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

Participant:
Name:

Company:
Name: Christopher P. Marr
President and Chief Executive Officer

This is not a share certificate or a negotiable instrument.

CUBESMART
2007 EQUITY INCENTIVE PLAN

RESTRICTED SHARE GRANT AGREEMENT

Restricted Shares/ Non-transferability

The grant is an award of the number of Restricted Shares as set forth on the cover sheet, subject to the vesting conditions described below (the “Grant”).

To the extent not yet vested, your Restricted Shares may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Restricted Shares be made subject to execution, attachment or similar process.

Vesting

1/5th of the total number of the Restricted Shares vest on each of the first five (5) anniversaries of the Vesting Start Date (each, an “Anniversary Date”), provided that you continue to be employed or in service with the Company through the applicable Anniversary Date.

Other than pursuant to the terms of this Agreement, no additional Restricted Shares will vest after your employment or service has terminated for any reason unless otherwise provided in a severance plan adopted by the Company in which you are eligible to participate or as determined by the Committee.

Termination by Death or Disability

If your employment or service terminates as a result of your death or due to your “Disability,” then your unvested Restricted Shares will become fully vested as of your date of termination.

For purposes of this Agreement, the term “Disability” shall have the meaning assigned to such term in the Plan.

Forfeiture of Unvested Restricted Shares

Except as provided in this Agreement or the Plan, in the event that your employment or service terminates for any reason other than your death or Disability you will forfeit to the Company all unvested Restricted Shares.

Recoupment Policy

The Restricted Shares granted pursuant to this shall be subject to any clawback policy maintained by the Company or any Affiliate from time to time as necessary to comply with applicable law or exchange listing requirements.

Withholding Taxes

You agree, as a condition of this Grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting of Shares acquired under this Grant.  In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting of Shares arising from this grant, the Company shall have the right to: (i) require you to make a cash payment to the Company, (ii) withhold such amounts from other payments due to you from the Company or any Affiliate, or (iii) withhold a number of Shares otherwise vesting to you having an aggregate Fair Market Value equal to the amount of the withholding or other taxes due.

Retention Rights

This Agreement does not give you the right to be retained by the Company (or any parent, Subsidiaries or Affiliates) in any capacity.  Furthermore, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate your employment or service with the Company at any time, with or without Cause.

No Impact on Other Benefits	The value of your Restricted Shares is not part of your normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
Shareholder Rights; Dividends

You have the right to vote your Restricted Shares and to receive any cash dividends declared or paid on such Shares; provided that any such cash dividends will be withheld and made subject to the same vesting conditions as the Restricted Shares to which they relate, to vest and be paid, or to be forfeited, as and when such Restricted Shares vest or are forfeited.  Any distributions of stock or other property you receive as a result of any split, stock dividend, combination of Shares or other similar transaction shall be deemed to be a part of the Shares and subject to the same conditions and restrictions applicable thereto.

Adjustments

In the event of a split, a dividend or a similar change in the Shares, the number of Shares covered by this Grant may be adjusted pursuant to the Plan. Your Restricted Shares shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Successors and Assigns

The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon you and your beneficiaries, executors, administrators and the person(s) to whom the Restricted Shares may be transferred by will or the laws of descent or distribution.

The Plan

The Plan is discretionary and may be amended, canceled or terminated by the Company at any time, in its discretion.  The Grant of the Restricted Shares under this Agreement does not create any contractual right or other right to receive any Restricted Shares or other grants in the future. Future grants, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of your employment or service with the Company.

The text of the Plan is incorporated in this Agreement by reference.  Except as otherwise noted, capitalized terms used in this Agreement, and not otherwise defined in this Agreement, have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company with regard to the Restricted Shares granted pursuant to this Agreement.  Any prior agreements, commitments or negotiations concerning the Restricted Shares to which this Agreement applies, are superseded.

Notices

Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to you under this Agreement shall be in writing and addressed to you at your address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Severability

The invalidity or unenforceability of any provision of this Agreement or the Plan shall not affect the validity or enforceability of any other provision of this Agreement or the Plan, and each provision of this Agreement and the Plan shall be severable and enforceable to the extent permitted by law.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this Grant, you give explicit consent to the Company to process any such personal data.  You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.
Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form.  By accepting this Grant, you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format.  If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies.  Please contact the Corporate Secretary of the Company to request paper copies of these documents.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.